Exhibit 4.1

Alaia Capital, LLC

10 Corbin Drive

Darien, Connecticut 06820

February 23, 2021

Strategas Policy Basket Portfolio, Strategas Trust, Series 1-1

c/o The Bank of New York Mellon, as Trustee

240 Greenwich Street

Floor 22W

New York, New York 10286

Re:	Strategas Trust, Series 1-1 (the “Trust”)

Ladies and Gentlemen:

We have examined Amendment No. 4 to the Registration Statement (File No. 333-248861) for the above captioned Trust. We hereby consent to the use in the Registration Statement of the references to Alaia Capital, LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Very truly yours,

Alaia Capital, LLC

By:	/s/ Oscar Loynaz
Name: Oscar Loynaz
Title: Managing Director